EXHIBIT 5.1
Suite 3000
79 Wellington St. W.
Box 270, TD Centre
Toronto, Ontario
M5K 1N2 Canada
tel 416.865.0040
fax 416.865.7380
www.torys.com
June 30, 2008
Thomson Reuters
3 Times Square
New York, New York 10036
United States
Ladies and Gentlemen:
          We have acted as Canadian counsel for Thomson Reuters Corporation, an Ontario corporation (the “Corporation”), in connection with the registration statement on Form S-8 being filed by the Corporation and Thomson Reuters PLC under the Securities Act of 1933, as amended, with respect to 8,500,000 common shares (the “Shares”) of the Corporation, which may be issued by the Corporation pursuant to the Thomson Reuters Stock Incentive Plan, the Thomson Reuters U.S. Employee Stock Purchase Plan, the Thomson Reuters Global Employee Stock Purchase Plan and the Thomson Reuters Deferred Compensation Plan (collectively, the “Plans”). The opinion expressed below is limited to the laws of the Province of Ontario, including the federal laws of Canada applicable therein.
          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act of 1933 (the “Securities Act”).
          In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.
        We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement and to the use of our name in the registration statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Securities Act, or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Torys LLP